INTERIM AGREEMENT FOR THE APPOINTMENT OF THE CHIEF EXECUTIVE OFFICER

INTERIM AGREEMENT FOR THE APPOINTMENT OF THE CHIEF EXECUTIVE OFFICER

THIS AGREEMENT ("Agreement") is made, dated and deemed executed as of the date of the last signature of this Agreement (the "Effective Date") by and Vapor Hub International, Inc., a public company, with its primary operations located at 67 Easy Street, Unit 124, Simi Valley, CA 93065 (collectively, "VHI")

and

Andrew Birnbaum, an individual and SmartCloud Technologies, Inc., a California corporation located at 2973 Harbor Blvd. Suite 670, Costa Mesa, CA 92626 ("CEO").

VHI and CEO sometimes may be referred to individually as the "Party" and collectively as the "Parties."

RECITALS

WHEREAS, VHI has an existing business including selling to customers and other general business operations and it is attempting to expand their business in a variety of ways; and

WHEREAS, CEO wishes to perform business and marketing services to assist VHI in generating revenue and helping with general business operations associated with company development.

NOW, THEREFORE, in consideration of the foregoing Recitals which are incorporated into the operative provisions of this Agreement by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1. TERM

1.01 Term. This interim Agreement shall remain in force and effect until both parties execute a final Agreement.

ARTICLE 2. SERVICES TO BE PERFORMED BY CEO

2.01 Description of Services. CEO shall perform overall business operations services with VHI under the responsibility of Andrew Birnbaum, which includes, but is not limited to, the administration and compliance of the overall business and potential improvements; complete financial information and reporting to the board of directors with the assistance of the Chief Financial Officer and the other financial affiliates, such as tax attorneys, CPAs, etc., (chart of accounts, Profit and Loss statements, balance sheet, general ledger, labor cost, salaries, burn rate, projections, most profitable inventory, least profitable inventory, aging, Accounts receivable/payable, insurance, etc.) online marketing, staffing (current an additional), organizational charting, retail operations, credit card processing, all products, inventory analysis, staff training, Human Resources oversight, compliance Research and Development and budgeting therein, packaging, retail packs, Distributor cultivation and relations, online marketing, online specials, overall budgets, production, ordering and shipping processes customer service, employee motivation, handbooks and training, liability mitigation, signage promotional material branding guidelines, digital catalog, affiliate programs, POS and phone systems, tradeshow budgeting, preparation and implementation, social media including but not limited to Facebook, Instagram, Twitter Reddit, Yelp, stickers posters banners flavor menus, loyalty programs, website, press releases, Investor relations, vendor relations, shipping, pricing of products, promotional products, grand opening and reopening, services, marketing material, packaging, print and online material for potential customers, clients, distributors, and overall benefit to VHI.

Other assistance will be in the areas of preparation of direct and indirect offering and selling of their

products and services, financial evaluations and suggestions of vendors and other cost savings, marketing strategies, industry trends, and other evaluations and recommendations to benefit the overall operation and profitability of VHI. CEO agrees to introduce the product(s) and service(s) to their personal and business related contacts for the betterment of VHI. The type, quantity and frequency of the services to be performed will be at the CEO's best efforts and time allocations. Additionally, CEO will assist in the prepare the logo, label, marketing material, preparations for logo use for promotional material, website design and other responsibilities needed to make the product available to the portal. Representations to VHI will made will be based on information provided to CEO and other sources. Additional services and responsibilities may be added upon mutual agreement of both parties.

2.02 SmartCloud Intellectual Property. CEO enters into this Agreement as an employee and will surrender any and all IP that benefits VHI. No other work shall be deemed or performed during his employ with VHI. Additionally, any and all scope of work shall be the property of VHI. Any and all activities up to this point relating to "the portal" will become the property of VHI.

ARTICLE 3. REPRESENTATIONS OF VHI

3.01 Further Assurances. VHI hereby agrees, at its sole expense, to execute, acknowledge, and/or deliver any and all documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby. This will include, but is not limited to, making an individual or individuals available for telephone and in-person meetings; company documentation, such as business plans, patents, trademarks; financial information, such as pro forma financial documents; monthly financial reports; product descriptions; marketing information; legal considerations; establishment of the availability to use credit or other financial instruments to purchase inventory; videos; and any other documents that may be necessary or used to solicit distributors and or customers. VHI agrees to provide this information with the understanding that it is true and correct to the best of its information and belief.

3.02 Assistance. VHI hereby agrees to assist CEO or its designee, at VHI's sole expense, in every proper way for the benefit of VHI as contemplated by this Agreement.

ARTICLE 4. COMPENSATION

4.01 Payment of Compensation. As compensation for the Services, VHI shall pay CEO as follows:

1. A monthly salary of $20,000.00:
2. A monthly vehicle allowance of $1,000.00
3. A complete executive medical and life insurance policy,
4. An issuance of shares equal to 6,600,000 of the shares, excluding current board members or other existing issuances.
5. A Bonus structure equal to share distribution(s) of other executives.
6. A Bonus structure of 15% of net profits ("net profits shall be defined") from "the portal".
7. An Appoint of a seat on the Board of Directors.
8. A One year agreement final contract.

4.02 Payment and or Reimbursements of Expenses. Any and all expenses of CEO that may incur must be previously agreed upon in writing. VHI shall pay these reimbursements on or before the end of the

calendar month in which CEO submits documentation of the expense to be reimbursed.

ARTICLE 5. OBLIGATIONS

5.01 Compliance with Laws. The Parties shall comply with all applicable laws, regulations, ordinances or other legal requirements applicable to the respective Party during the Term of this Agreement.

5.02 Confidentiality/Non-disclosure. All information of any kind provided by one party (the "Disclosing Party") to the other party (the "Receiving Party") shall be held in the strictest confidence and used only in connection with the relationship established by this Agreement. To this end, the Receiving Party agrees not to reveal or otherwise disclose to any third party, information provided by Disclosing Party without specific informed written consent from Disclosing Party.

5.03 Non-circumvention/Non-solicitation. Both parties to this Agreement agree that they shall not use any advantages derivable from the information provided to them by the other party in their own business or affairs, unless the same is done pursuant to a new agreement executed by all signatories to this document. Both parties agree not to solicit, contact, or initiate contact at any time for any purpose, either directly or indirectly, any of the other party's business associates, including, but not limited to, customers, contacts, clients, contractors, employees, suppliers, partners, and any party introduced, directly or indirectly, by one party to the other, including any of their officers, directors, shareholders, consultants, attorneys, employees, agents or affiliates (collectively, "Business Associates"), unless approval of such contact is specifically granted in writing by the other party on a case-by-case basis. Both parties further agree not to undertake any transaction or any series of transactions of any kind with any of the other party's Business Associates or to collect any fees or share any profits or revenues with any of the other party's Business Associates without the express prior written consent of the other party, which consent may be withheld in that party's sole discretion.

ARTICLE 6. TERMINATION

6.01 Termination on Notice. Notwithstanding any other provision of this Agreement, either Party may terminate this Agreement at any time by giving thirty day (30) days written notice to the other Party or may terminate this Agreement immediately by written notice in the event of a material breach of the other Party.

6.02 Survival. Upon any termination, all rights and duties of VHI and CEO toward each other shall cease except:

(a) VHI shall pay, within thirty (30) days after the effective date of termination, all amounts owing to CEO for Services completed prior to the termination date and related reimbursable expenses, if any; and

(b) Article 4 (Compensation), Article 5 (Obligations), Article 6 (Termination), and Article 7 (General Provisions) will survive termination or expiration of this Agreement in accordance with their terms.

ARTICLE 7. GENERAL PROVISIONS

7.01 Indemnification. Each Party (the "Indemnifying Party") agrees to indemnify, defend, and hold harmless the other Party (the "Indemnified Party") from and against any and all claims, damages, and liabilities, including any and all expense and costs, legal or otherwise, caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action arising out of the Indemnifying Party's failure to perform any of its obligations as set forth in this Agreement, including breach of the Indemnifying Party of this Agreement. The Indemnifying Party shall not be liable for any claims, damages, or liabilities caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or

employees.

7.02 Arbitration. Any claim, dispute or controversy arising in connection with this Agreement shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of The American Arbitration Association ("AAA"), in Orange County, California. The AAA decision shall be binding on the Parties and judgment on the awarded rendered by the arbitrator may be entered in any court having jurisdiction thereof.

7.03 Assignment. Neither this Agreement, nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, nor shall any purported assignment in violation hereof be void.

7.04 Non-waiver. The failure of either Party at any time to require performance of the other Party of any provision of this Agreement shall not affect in any way the full right to require such performance at any time thereafter.

7.05 Entire Agreement. This Agreement constitutes the complete and entire Agreement between the Parties, and there are no other oral agreements, understandings, representations or warranties, express or implied, between the Parties. No modification or amendment of this Agreement shall be binding upon the Parties unless executed in writing by the Parties hereto.

7.06 Notices. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by email and by personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the addresses of the Parties by their signatures in section 7 (below) on this Agreement. The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this section, said notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this section, such notice shall be conclusively deemed given upon receipt and delivery or refusal.

7.07 Severability. The provisions of this Agreement shall be severable; in the event that any provision is held to be invalid, void or otherwise unenforceable by a court or arbitration panel of competent jurisdiction, the remaining provisions shall remain enforceable to the fullest extent permitted by law.

7.08 Governing Law and Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts-of-law principles. The parties expressly agree that any action at law or in equity arising out of or related to this Agreement or relating to the subject matter thereof, shall be filed only in the state or federal courts located in Orange County, California, and each party hereby expressly submits themselves to the exclusive, personal jurisdiction of such courts for the purposes of litigating any such action.

7.09 Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed original, but all such counterparts together shall constitute but one and the same instrument.

SIGNATURE PAGE:

IN WITNESS WHEREOF, the Parties are authorized and have duly entered into this Agreement on the date first written above.

VHI

Vapor Hub International 67 Easy Street, Unit 124 Simi Valley, CA 93065

Signature: ______________________ 3/24/14

Name: Kyle Winther

Title: CEO

Date: March 24, 2014

Signature: ______________________

Name: Lori Winther

Title: CFO

Date: March 24, 2014

Signature: ______________________

Name: Jake Perlingos

Title: ______________________ CTO, PRESIDENT

Date: March 24, 2014

Title: ______________________

CEO

SmartCloud Technologies, Inc. 2973 Harbor Blvd. Suite 670 Costa Mesa, CA 92626

Signature: ______________________

Name: Andrew Birnbaum

Chief Financial Officer

Date: March 21, 2014